EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report dated February 5, 1996, included in the 1995 Annual Report on Form 10-K of St. Jude Medical, Inc. for the year ended December 31, 1995, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.



/s/   Ernst & Young LLP
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Ernst & Young LLP
Minneapolis, Minnesota
April 26, 1996